Exhibit 4

SETTLEMENT AGREEMENT AND MUTUAL RELEASE

This Settlement Agreement and Mutual Release (the “Settlement Agreement”) is made this 23rd day of December, 2013, by and among Jeffrey Flood (“Flood”), Kings Fair World Wide Limited (“Kings Fair” and, together with Flood, the “Flood Parties”), Oak Ridge Energy Technologies, Inc. (“Oak Ridge”), Carbon Strategic Pte Ltd (“Carbon Strategic”), Precept Fund Management Segregated Portfolio Company on behalf of Prescient Fund Segregated Portfolio (“Prescient SP”), Jamie Hong and Yuna Hong (“Hong”), Expedia Holdings Limited (“Expedia” and together with Hong, the “Hong Parties”) and Newmark Investment Limited (“Newmark” and, together with Oak Ridge, Carbon Strategic, Prescient SP and Hong Parties, the “Oak Ridge and Investor Parties”). The Flood Parties and the Oak Ridge and Investor Parties collectively shall be referred to in this Settlement Agreement as the “Parties”.

RECITALS

WHEREAS, Oak Ridge is a public company organized under the laws of Colorado, headquartered in Utah, and with operations in Florida;

WHEREAS, as of September 2012 and ending as of the Effective Date, Newmark’s shareholders consist or consisted of Expedia and Kings Fair;

WHEREAS, Expedia and Kings Fair are parties to a Shareholder Agreement, dated September 19, 2012 (“Newmark Shareholder Agreement”);

WHEREAS, as of September 2012 and through the Effective Date, Flood holds the controlling interests and shares of capital stock in Kings Fair;

WHEREAS, as of September 2012 and through the Effective Date, Hong holds the controlling interests and shares of capital in Expedia;

WHEREAS, pursuant to the Share Purchase Agreement, dated as of September 19, 2012, between Newmark and Carbon Strategic Holdings Limited (the “Carbon Strategic Share Purchase Agreement”), Newmark purchased one hundred percent of the shares of Carbon Strategic, becoming the sole shareholder of Carbon Strategic;

WHEREAS, pursuant to a Share Purchase Agreement, dated as of October 2, 2012, between Newmark and Oak Ridge (the “Share Purchase Agreement”), and disclosed in the Oak Ridge 8-K filed October 9, 2012, Newmark purchased 92 million shares of common stock in Oak Ridge, becoming the largest and a majority Oak Ridge stockholder by way of reverse merger between Carbon Strategic and Oak Ridge;

WHEREAS, pursuant to the Share Purchase Agreement, Flood became the chief executive officer and a director of Oak Ridge;

WHEREAS, in March 2013, Flood became a Director of Precept Fund Management Limited the investment manager with Precept Fund Management Segregated Portfolio Company was the fund manager for Prescient SP;

WHEREAS, in July 2013, pursuant to the Private Placement Subscription Agreement, dated as of July 1, 2013, between Prescient SP and Oak Ridge (the “Private Placement Subscription Agreement”), and disclosed in the Oak Ridge 8-K filed July 8, 2013, Prescient SP purchased 13,888,888 shares of common stock in Oak Ridge;

WHEREAS, Prescient SP, Newmark, and Oak Ridge each believe that they have legally actionable claims against Flood, including but not limited to breach of fiduciary duty and misrepresentations;

WHEREAS, Flood believes that he and/or Kings Fair has legally actionable claims against Oak Ridge and the Investor Parties including but not limited to various forms of compensation and reimbursement and for misrepresentation;

WHEREAS, all parties to this Settlement Agreement deny any wrongdoing or any liability to all other parties;

WHEREAS, in order to avoid the risk and expense of litigation, Flood and Kings Fair on the one hand and Prescient SP, Newmark and Oak Ridge on the other hand have agreed to resolve and settle any and all claims, disputes, and differences between them, including, but not limited to, all claims, disputes and differences known or unknown, including without limitation that in any way relate to or concern Flood’s employment and termination of employment by Oak Ridge; Flood’s and Kings Fair’s investment and all agreements with Newmark; Flood’s agency and all other relationships and agreements with Prescient SP;

WHEREAS, the parties understand, acknowledge, and agree that this Settlement Agreement constitutes the compromise of any and all existing or possible disputed claims Flood or Kings Fair may have against Oak Ridge, Prescient SP or Newmark and any and all existing or possible disputed claims Oak Ridge, Prescient SP or Newmark may have against Flood or Kings Fair, and the parties intend by this Settlement Agreement to effect a final and complete resolution of all such claims and causes of action whether known or unknown;

WHEREAS, the Flood Parties on the one hand and the Oak Ridge and Investor Parties on the other hand desire to have a complete parting of the ways, such that the Flood Parties have no further role or investment in and have no authority related to any of the Oak Ridge and Investor Parties and the Oak Ridge and Investor Parties have no further agreements with or authority over the Flood Parties;

NOW, THEREFORE, in consideration of the mutual promises and covenants provided herein, the sufficiency and receipt of which are hereby acknowledged, and in settlement of the parties’ disputes, the parties agree as follows:

AGREEMENT

1.           Effective Date.  The Effective Date for this Settlement Agreement shall be the date on which the Settlement Agreement is executed by the last Party to sign this Settlement Agreement.

2.           Mutual General Release and Discharge.

(a)           Upon the Effective Date, Flood and Kings Fair on behalf of themselves and, to the maximum extent permitted by law, any of their respective agents, dependents, heirs,, representatives, attorneys, successors, insurers, trustees, subrogees, executors, assignees, and all other persons or entities acting by, through, under, or in concert with any of them (collectively, the “Flood/Kings Fair Releasing Parties”), hereby forever release, acquit, and discharge Oak Ridge, Newmark, Prescient SP and, to the maximum extent permitted by law, any of Oak Ridge’s, Newmark’s or Prescient SP’s respective past, present, and future predecessors in interest and/or ownership, successors in interest and/or ownership, licensees, executives, managers, members, partners, employees, agents, lenders, investors, investment managers, investment advisors, representatives, principals, employees, independent contractors, attorneys, trustees, owners, directors, officers, fiduciaries, administrators, subrogees, creditors, insurance carriers, subsidiaries, parent entities, divisions, funds, related entities, family members, assignees, if any, (collectively, the “Oak Ridge/Newmark/Prescient SP Released Parties”) of and from all suits, claims, cross-claims, counter-claims, controversies, liabilities, demands, discovery, obligations, debts, indemnities, costs, fees, expenses, losses, liens, actions, or causes of action (however denominated), of every nature, character, and description in law or in equity, whether direct or indirect, known or unknown, foreseen or not foreseen, or present or contingent, for any injury, damage, obligation, or loss whatsoever, including but not limited to compensatory damages, statutory liquidated damages, exemplary damages, punitive damages, losses, costs, expenses, or attorneys’ fees (collectively, “Claims”) which the Flood/Kings Fair Releasing Parties now have, own or hold, or at any time before ever had, owned or held, or could own or hold, shall or may have, own or hold, from the beginning of time through the Effective Date.  The foregoing general release includes, but is by no means limited to, any and all Claims based on or arising out of:  (1) Flood’s employment by Oak Ridge and its subsidiary Carbon Strategic Pte Ltd; (2) Floods appointment and position and conduct as director and officer of Oak Ridge and its subsidiary Carbon Strategic Pte Ltd; (3) the Share Purchase Agreement; (4) the Newmark Shareholder Agreement; the (5) the Private Placement Subscription Agreement; and any other facts or circumstances occurring as of or prior to the Effective Date with regard to (1) Flood’s employment by Oak Ridge and its subsidiary Carbon Strategic Pte Ltd; (2) Floods appointment and position and conduct as director and officer of Oak Ridge; (3) the Share Purchase Agreement; (4) the Newmark Shareholder Agreement; the (5) the Private Placement Subscription Agreement. All Claims released in this Section 2(a) are collectively referred to as the “Flood/Kings Fair Released Claims.”  Furthermore, in lieu of all Flood/Kings Fair Releasing Parties executing this Settlement Agreement, Flood and Kings Fair hereby indemnify and hold harmless Oak Ridge, Newmark and Prescient SP from all damages, including attorney’s fees, resulting from claims brought by any Flood/Kings Fair Releasing Party entity that would have been released had the Flood/Kings Fair Releasing Parties executed this Settlement Agreement.

(b)           Upon the Effective Date, Oak Ridge, Newmark and Prescient SP on behalf of themselves and, to the maximum extent permitted by law, any of their respective agents, representatives, dependents, heirs, attorneys, successors, insurers, trustees, subrogees, assignees, subsidiaries, Oak Ridges subsidiary Carbon Strategic Pte Ltd and all other persons or entities acting by, through, under, or in concert with any of them (collectively, the “Oak Ridge/Newmark/Prescient SP Releasing Parties”), hereby forever release, acquit, and discharge the Flood and Kings Fair and, to the maximum extent permitted by law, their respective past, present, and future predecessors in interest and/or ownership, successors in interest and/or ownership, licensees, executives, managers, members, partners, employees, agents, lenders, investors, investment managers, investment advisors, representatives, principals, employees, independent contractors, attorneys, trustees, owners, directors, officers, fiduciaries, administrators, subrogees, creditors, insurance carriers, subsidiaries, parent entities, divisions, funds, related entities, family members, heirs, assignees, if any, (collectively, the “Flood/Kings Fair Released Parties”) of and from all Claims (as defined in Section 2(a) above) which they now have, own or hold, or at any time before ever had, owned or held, or could own or hold, shall or may have, own or hold, from the beginning of time through the Effective Date.  The foregoing general release includes, but is by no means limited to, any and all Claims based on or arising out of:  (1) Flood’s employment by Oak Ridge and its subsidiary Carbon Strategic Pte Ltd; (2) Floods appointment and position and conduct as director and officer of Oak Ridge and its subsidiary Carbon Strategic Pte Ltd; (3) the Share Purchase Agreement; (4) the Newmark

Shareholder Agreement; the (5) the Private Placement Subscription Agreement; and any other facts or circumstances occurring as of or prior to the Effective Date with regard to (1) Flood’s employment by Oak Ridge and its subsidiary Carbon Strategic Pte Ltd; (2) Floods appointment and position and conduct as director and officer of Oak Ridge; (3) the Share Purchase Agreement; (4) the Newmark Shareholder Agreement; the (5) the Private Placement Subscription Agreement. All Claims released in this Section 2(b) are collectively the “Oak Ridge/Newmark/Prescient SP Released Claims.” (The Flood/Kings Fair Released Claims and the Oak Ridge/Newmark/Prescient SP Released Claims together shall be known as the “Released Claims.”)

(c)           The Parties understand and intend that this Section constitutes a general release of all claims and that no reference herein to a specific form of claim, statute or type of release is intended to limit the scope of such general release and waiver.

(d)           It is the intention of the Parties that this Settlement Agreement shall be effective as a full and final accord, satisfaction, waiver, release, relinquishment, discharge, and agreement not to sue of each and every Released Claim to the broadest, most extensive, and most all-inclusive extent allowable under the laws of Colorado and other relevant jurisdictions in which any of the Parties exist, subject to the express limitations herein.  The Flood Parties and Oak Ridge and Investor Parties, each on behalf of themselves, and, to the maximum extent permitted by law, the respective Flood/Kings Fair Releasing Parties and Oak Ridge/Newmark/Prescient SP Releasing Parties, expressly waive and relinquish every right or benefit to the full extent that they may lawfully waive such right or benefit with regard to the Released Claims.  In connection with such waiver and relinquishment, the Flood Parties and Oak Ridge and Investor Parties, each on behalf of themselves, and, to the maximum extent permitted by law, the respective Flood/Kings Fair Releasing Parties and Oak Ridge/Newmark/Prescient SP Releasing Parties, acknowledge that they are aware that they may later discover facts in addition to or different from those which they now know or believe to be true with respect to the subject matter of this Settlement Agreement, but that it is their intention hereby fully, finally, and forever, to settle and release all Released Claims, known or unknown, suspected or unsuspected, which now exist, may exist, or previously existed between them and those persons granted releases.  In furtherance of such intention, the releases given here shall be and shall remain in effect as a full and complete release, notwithstanding the discovery or existence of any such additional or different facts.  This complete release is fully and fairly bargained for with full assistance of counsel.

(e)           The Parties do not waive or release any claims, rights or remedies arising from the breach of or which are created by this Settlement Agreement.

(f)           The Parties expressly waive and assume the risk of any and all claims for damages that exist as of this date, but which each does not know or suspect to exist, whether through ignorance, oversight, error, negligence, or otherwise, and which, if known, would materially affect each of their decisions to enter into this Settlement Agreement.

3.           Flood and Kings Fair Resignations and Withdrawals.

(a)           As of the Effective Date, Flood resigns as a director, officer and employee of Oak Ridge and any of its affiliates or subsidiaries.  Such resignation includes all positions Flood currently has, has ever had or represented to others that he has ever had with regard to Oak Ridge, its affiliates or subsidiaries. Flood authorizes and directs Oak Ridge to make the necessary entries in the relevant records, including board minutes, to give effect to this resignation.  Furthermore, in consideration of the releases provided hereunder by Oak Ridge, Flood and Kings Fair each agree to transfer and assign to Oak Ridge any and all of the 2,130,440 Oak Ridge shares of capital stock held by Flood, Flood’s spouse or Kings Fair pursuant to Paragraph 9 of the Shareholder Agreement (collectively, the “Flood/Kings Fair Nominee Shares”) effective as of the Effective Date.  To the extent that any of the Flood/Kings Fair Nominee Shares are not held or controlled by Flood, Flood’s spouse or Kings Fair, Flood will use his best efforts to obtain, within fourteen days, the agreement of the person or entity holding the Flood/Kings Fair Nominee Shares to the Redemption Agreement attached as or substantially in the form of Exhibit D.  Further, Flood agrees that if any of the Flood/Kings Fair shares are ever assigned, transferred, sold, devised, or given to him such that he becomes the owner or beneficial owner of such shares, then within seven (7) days of his becoming the owner, Flood will tender such shares to Oak Ridge for Oak Ridge, in Oak Ridge’s sole discretion, to purchase such shares at a purchase price equal to the average public trading price for Oak Ridge shares for the one month preceding Flood becoming the owner of such shares.

(b)           As of the Effective Date, Flood and Kings Fair relinquish all rights and interests they may have as shareholders, contract parties or agents of Newmark.  Such relinquishment includes all positions and interests Flood or Kings Fair has, has had or have represented to others that he/it has ever had with regard to Newmark, its affiliates or subsidiaries. Flood and Kings Fair authorize and direct Newmark to make the necessary entries in the relevant records, including board minutes, to give effect to this relinquishment.  Furthermore, in consideration of the releases provided by Newmark and Expedia, Flood and Kings Fair agree to release and transfer to Expedia any and all interests that Flood, Kings Fair, or any of the Flood/Kings Fair Releasing Parties may have in Newmark, the Oak Ridge shares of common stock held by Newmark or any other investment, equity or loan held by Newmark.  Flood and Kings Fair further agree that the Newmark Shareholder Agreement shall be terminated as of the Effective Date.  As a condition of this Settlement Agreement, Flood and Kings Fair shall execute a termination deed memorializing the termination of the Newmark Shareholder Agreement.  A true and correct copy of this termination deed is attached hereto as Exhibit “A.”  As a further condition of this Settlement Agreement, Flood and Kings Fair shall execute share transfer documents, including the “Instrument of Transfer” and the “Bought & Sold Notes,” attached hereto as Exhibit B and Exhibit C, respectively.

(c)           As of the Effective Date, Flood resigns as a director, officer and employee of Precept, Prescient SP and any of their managers, advisors, investors, affiliates, subsidiaries, predecessors or successors in interest (“Precept Entities”).  Such resignation includes all positions Flood has, has had or represented to others that he has ever had with regard to the Precept Entities. Further, as of the Effective Date, Flood relinquishes all rights and interests he may have as a shareholder, contract party or agent of the Precept Entities. Flood authorizes and directs the Precept Entities to make the necessary entries in the relevant records, including board minutes, to give effect to this resignation and the cancellation, termination and/or voiding of any shareholding in the Precept Entities held by Flood or any of the Flood/Kings Fair Releasing Parties and, if necessary and requested by any Precept Entity, shall execute and deliver appropriate memorializing documents.

4.           Covenants Not to Sue.  Without limiting the foregoing releases in Section 2, and subject to the terms of this Settlement Agreement, the Parties hereby covenant and agree that, from and after the date of this Settlement Agreement, they shall not institute, bring or commence any action of any type whatsoever in any court, arbitration, or other forum or before any government or regulatory body or agency against each other that in any way arises from, is related to, or concerns the respective Released Claims.

5.           Acknowledgement of Consideration.  Each Party to this Settlement Agreement acknowledges and agrees that the releases in Section 2 provide adequate consideration for this Settlement Agreement, that each Party has asserted or has the potential to assert claims against the other Parties, and that obligations in this Settlement Agreement provide benefits to each and all Parties.

6.           Representations, Warranties, Covenants and Acknowledgements.

(a)           The Parties represent and warrant that in entering into this Settlement Agreement they have had a full and adequate opportunity to explore and understand the Released Claims, that they have been represented by an attorney in entering into this Settlement Agreement or have had the opportunity to be represented by an attorney, that they are sophisticated Parties, and that in entering into this Settlement Agreement they are not relying in any way upon any statements, claims, representations, pleadings or other information provided or derived directly or indirectly from any other Party or any other Party’s agent except to the extent that such information is set forth explicitly as a Representation and Warranty in this Settlement Agreement.

(b)           The Parties represent and warrant that they have not filed, and are unaware of any other person or entity filing on their behalf or on behalf of the Flood/Kings Fair Releasing Parties or the Oak Ridge/Newmark/Prescient SP Releasing Parties, any Claim as defined in Sections 2(a) or 2(b) above in any federal, state or foreign court, agency or other tribunal of any type whatsoever.  The Parties covenant and agree that they will not encourage any person or entity to institute any such Claim against any other Party.

(c)           The Parties represent and warrant that no other person or entity has, or has had, any interest in the Claims, demands, obligations, or causes of action released in this Settlement Agreement.

(d)           The Parties represent and warrant that they have not sold, assigned, transferred, conveyed or otherwise disposed of any of the Claims, demands, obligations or causes of action released in this Settlement Agreement.

(e)           The individuals executing this Settlement Agreement represent and warrant that they have obtained the requisite authority to enter into this Settlement Agreement, and to bind the Parties to the terms hereof.

(f)           Flood specifically represents and warrants that he is the majority owner of Kings Fair, that he has control of Kings Fair, and that he has the authority to enter into this Settlement Agreement on behalf of Kings Fair.

(g)           Flood and Kings Fair specifically represent and warrant that other than then transactions completed through this Settlement Agreement or any sales, assignments, transfers, dispositions, encumbrances or offers that have since been reversed, voided, or otherwise, as of the day preceding the Effective Date, have been made of no legal, equitable or binding effect, they have not sold, assigned, transferred, disposed, encumbered or offered to sell, assign, transfer, encumber or otherwise dispose of all or any part of any equity or other interest that they have ever held in Oak Ridge, Newmark or the Precept Entities.

(h)           Each of Flood and Kings Fair hereby acknowledges that it shall have no rights with respect to the Flood/Kings Fair Shares, with respect to any future sale, acquisition,

merger, liquidation, dissolution or other corporate event regarding Oak Ridge or its assets (any of the foregoing, a “Liquidation Transaction”).  Each of Flood and Kings Fair further expressly acknowledges that any such Liquidation Transaction may result in the payment by the Company or a third party of assets, funds or other proceeds to the Company’s stockholders in a manner such that the value attributed to the Company’s securities in such Liquidation Transaction (either in an aggregate amount or on a per share basis) may be greater than the price of the Flood/Kings Fair Shares as of the Effective Date.

(i)           Each of Parties acknowledges that it will be responsible for its respective own tax liability that may arise as a result of the transactions set forth in this Settlement Agreement.

7.           Confidential Information And Non-Solicitation.

(a)           Flood acknowledges that the information, observations and data obtained by him concerning and during:  (1) Flood’s employment at Oak Ridge and Investor Parties; (2) Floods appointment and position and conduct as director and officer of Oak Ridge; (3) the Share Purchase Agreement; (4) the Newmark Shareholder Agreement; the (5) the Private Placement Subscription Agreement; and any of the Parties other involvement, conduct, actions, arrangements, business, affairs, facts or circumstances occurring as of or prior to the Effective Date with regard to (1) Flood’s employment at Oak Ridge; (2) Floods appointment and position and conduct as director and officer of Oak Ridge; (3) the Share Purchase Agreement; (4) the Newmark Shareholder Agreement; the (5) the Private Placement Subscription Agreement, (“Confidential Information”) are and shall be the property solely of Oak Ridge, Newmark or Prescient SP respectively.  Flood agrees that he will not, directly, willfully or negligently, disclose to any person or use for their own or any person’s account any of the information, observations or data (“Confidential Information”) without prior written consent of Oak Ridge, Newmark or Prescient SP as appropriate, unless, and to the extent, that (i) the aforementioned matters become generally known to and available for use by the public other than as a result of Flood’s acts or omissions to act, or (ii) Flood can demonstrate was his property prior to October 2012, or (ii) he is required to do so by order of a court of competent jurisdiction (by subpoena or similar process), in which event Flood will at his sole expense promptly inform Oak Ridge, Newmark or Precept as appropriate of any such order and cooperate with Oak Ridge, Newmark or Precept as appropriate at their direction in connection with limiting or suppressing such disclosure.  Flood represents, warrants and covenants that at no time prior to or contemporaneous with his execution of this Settlement Agreement has he directly, willfully or negligently disclosed Confidential Information to any unauthorized person or used such Confidential Information for his own or any unauthorized person’s purposes or benefit.

(b) For a period of twelve (12) months following the Effective Date, each of Flood and Kings Fair, or their successors or assigns, shall not actively solicit, directly or indirectly, any employee or person who within the preceding ninety (90) days was an employee of Oak Ridge or any other person who is under contract with Oak Ridge, to terminate his or her employment by, or contractual relationship with Oak Ridge, or to solicit such person to refrain from extending or renewing the same (upon the same or new terms) or to become employed by or to enter into contractual relations with Flood, Kings Fair or anyone else.

8.           Non-Disparagement.  The Parties hereby covenant and agree that they will not, directly or indirectly, make or solicit or encourage or facilitate any others to make or solicit any disparaging remarks concerning the any other Party or any of their respective products, services, businesses or activities.  Disparaging remarks shall include but are not limited to any statement or communication, whether fact or opinion, that directly, indirectly or by implication or comparison criticizes or reflects negatively or adversely upon any Party or the Party’s products, services, businesses, officers, employees or activities or that in any way encourages any person or entity to hold a negative opinion concerning or take adverse action against a Party or the Party’s products, services, businesses, officers, employees or activities.  Disparaging remarks do not include promotion or selling of a Party’s products, services, businesses or activities so long as such promotion or selling is not accomplished by means of criticizing or otherwise belittling another Party’s products, services, businesses, officers, employees or activities.

9.           Further Assurances.  Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other Party may reasonably request in order to carry out the intent and accomplish the purposes of this Settlement Agreement and the consummation of the transactions contemplated hereby.  Further, Flood and Kings Fair hereby appoint Leonard Burningham, Esq. of Burningham & Burningham law firm in Salt Lake City, Utah, as their attorney in fact, with full authority in the place and stead of Flood and/or Kings Fair and in the name of Flood and/or Kings Fair to execute all documents required to effectuate the terms and conditions of this Settlement Agreement, but for no other purpose.

10.           Assistance, Cooperation, Future Litigation.

(a)           Flood’s Business Assistance and Cooperation.  Flood will make himself reasonably available to assist and cooperate with Oak Ridge, Newmark and Prescient SP in connection with any internal and/or independent review of Oak Ridge’s, Newmark’s or Prescient SP’s financial policies, procedures and activities in respect of all periods during which he was associated, affiliated, compensated or employed by Oak Ridge, Newmark or Prescient SP.  If Oak Ridge, Newmark or Prescient SP requests such assistance or cooperation from Flood, then Flood will be compensated at the rate of $250.00 (United States Dollars) per hour for such additional hours.  Oak Ridge, Newmark and Prescient SP will not, however, compensate Flood for time or expenses incurred in responding to legal process such as a subpoena.  Additionally, Flood agrees, without compensation, to provide information to Oak Ridge to allow Oak Ridge to satisfy itself and any governmental regulatory entity that Oak Ridge’s public disclosures are complete and accurate.

(b)           Flood’s Litigation Assistance and Cooperation. Flood acknowledges and affirms his understanding that he may be a witness in litigation, arbitrations, government or other administrative proceedings involving the Oak Ridge, Newmark, and Prescient SP Released Parties. Flood hereby covenants and agrees to testify truthfully in any and all such litigation, arbitrations, government or administrative proceedings and further covenants and agrees, upon prior notice and for no further compensation, to make himself reasonably available to and otherwise reasonably assist and cooperate with the Oak Ridge, Newmark, and Prescient SP Released Parties and with their respective attorneys and advisors in connection with any such litigation or administrative proceeding. Oak Ridge, Newmark, and Prescient SP will make reasonable efforts to insure that such assistance and cooperation will not materially interfere with Flood’s then-current employment and business responsibilities.

11.           Voluntarily Entered.  The Parties represent and warrant that this Settlement Agreement is executed voluntarily by the Parties with full knowledge of the consequences and implications of the obligations contained herein.  The Parties also represent and warrant that they have had the opportunity to be represented by counsel of their choice throughout the negotiations which preceded the execution of this Settlement Agreement and in connection with the preparation and execution of this Settlement Agreement, and that they have carefully and thoroughly reviewed this Settlement Agreement in its entirety.  Accordingly, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Settlement Agreement.  All Parties shall all be deemed to be the drafters of this Settlement Agreement.

12.           No Admission of Liability.  Nothing in this Settlement Agreement shall constitute or be construed as an admission of liability by or on behalf of any Party.

13.           Attorneys’ Fees and Costs; Remedies.  Each Party hereto shall bear its own attorneys’ fees and costs in connection with this Settlement Agreement.  However, the Parties agree that in any legal action regarding the construction, interpretation or enforcement of this Settlement Agreement, the prevailing party in such action shall be entitled to recover from the non-prevailing party or parties all reasonable attorneys’ fees and costs arising out of or in connection with such action.

14.           Confidentiality.  It is the intent and agreement of the Parties that the terms of this Settlement Agreement, and the settlement provided for herein, shall remain strictly confidential.  The Parties agree that they will not disclose (or cause or allow to be disclosed) to any third person or entity without the prior written consent of the other Parties to this Settlement Agreement, except as expressly permitted below.  This Settlement Agreement and all communications related hereto shall not be admissible in any proceeding brought by any party against any other party, except as necessary to enforce the terms of this Settlement Agreement.  Any violation of this confidentiality provision shall be considered a breach of this Settlement Agreement.  In the event that any of the Parties breach or cause or permit a breach of this paragraph, irreparable harm shall have been incurred and the actual damages may be significant but difficult to determine with certainty.  Accordingly, in the event that any Party breaches, or causes or permits a breach of this paragraph, the non-breaching party or parties shall be entitled to an order enjoining further breaches by the breaching Party or Parties and awarding such damages or other relief as may be warranted by the facts and available in law or equity.  Notwithstanding the forgoing provisions, the Parties may make disclosures regarding the existence and terms of this Settlement Agreement to their accountants, financial advisors, lawyers, insurers, managers, members, board members on a confidential basis.  In the event that any Party is requested, required or becomes compelled by law, rule, regulation or legal process (including, without limitation, by oral questions, interrogatories, requests for information or documents, notices, subpoena, civil investigative demands or similar process) to disclose the existence or terms of this Settlement Agreement, that Party shall, to the extent legally permitted, provide the other relevant Party or Parties with prompt notice of such request(s) or requirement(s) so that such Party or Parties may seek a protective order or other appropriate remedy and/or waive compliance with the applicable provisions of this Settlement Agreement.  In the event that such protective order or other remedy is not obtained within a reasonable period of time, or the relevant Party or Parties waive compliance with the applicable provisions of this Settlement Agreement, the disclosing Party agrees that it shall furnish only that portion of the information which is required or requested to be disclosed and will exercise its commercially reasonable efforts (at the other Party’s or Parties’ sole cost and expense) to obtain assurances that confidential treatment will be accorded to that portion of the information which is being disclosed.

15.           Applicable Law.  The validity, meaning and effect of this Settlement Agreement shall be determined in accordance with Colorado law without regard to choice-of-law principles.

16.           Exclusive Jurisdiction. The Parties agree that any disputes concerning this Settlement Agreement shall be resolved in state or federal court in Denver, Colorado.

17.           Remedies.  The Parties hereby acknowledge and affirm that in the event of any breach of any of this Settlement Agreement, or any covenants, representations, warranties and obligations hereunder (as determined solely, but in good faith, by any party released hereunder), monetary damages would be inadequate to compensate the non-breaching Party.  Accordingly, in addition to other remedies which may be available hereunder or otherwise at law or in equity, any party released by the Parties will be entitled to specifically enforce such covenants, obligations and restrictions through injunctive and/or equitable relief, in each case without the posting of any bond or other security with respect thereto.

18.           Third-Party Beneficiaries.  All parties released in Section 2 above are intended third-party beneficiaries of this Settlement Agreement, and this Settlement Agreement may be enforced by each of them in accordance with the terms hereof in respect of the rights granted hereunder.  Except and to the extent set forth in the preceding sentence, this Settlement Agreement is not intended for the benefit of any person other than the Parties, and no such other person will be deemed to be a third-party beneficiary hereof.

19.           Waiver of Breach.  The failure to enforce at any time any of the provisions of this Settlement Agreement, or to require at any time performance by any Party of any provision hereof, shall in no way be deemed to be, or construed as, a further or continuing waiver of such provision or in any way affect either the validity of this Settlement Agreement or any Party hereof or the right of any Party thereafter to enforce each and every provision in accordance with the terms of this Settlement Agreement.

20.           Entire Agreement.  This Settlement Agreement constitutes the complete and entire agreement and understanding between the Flood Parties and the Oak Ridge and Investor Parties with respect to the subject matters hereof.  All prior negotiations and agreements pertaining to the subject matters hereof are merged into this Settlement Agreement, and each Party expressly disclaims reliance on any facts, promises, undertakings or representations made by any other Party or their agents prior to the execution of this Settlement Agreement.  This Settlement Agreement cannot be modified, supplemented or amended except in writing signed by all Parties.

21.           Notices. All notices, consents, waivers and other communications required or permitted by this Settlement Agreement must be in writing and will be deemed given to a Party when: (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); (b) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment; or (c) three (3) days following mailing by certified or registered mail, postage prepaid and return receipt requested, in each case to the following addresses, facsimile numbers or e-mail addresses and marked to the attention of the Party (by name or title) designated below (or to such other address, facsimile number, e-mail address or person as a Party may designate by notice to the other Parties):

If to Flood/Kings Fair: Kings Fair Worldwide Limited 801 Pacific House 20 Queens Road Central, Hong Kong

If to Oak Ridge: Oak Ridge Energy Technologies Inc. 3046 East Brighton Place Salt Lake City, Utah 84121

If to Newmark: Newmark Investment Limited 801 Pacific House 20 Queens Road, Central, Hong Kong

If to Prescient SP: Prescient Fund SP Ground Floor, Harbour Centre 42 North Church Street P.O. Box 1392 Grand Cayman KY1-1110, Cayman Islands

22.           Severability.  The Parties agree that if any provision, sentence, or paragraph of this Settlement Agreement shall be deemed or declared to be unenforceable under any state or federal law or authority, the remainder of this Settlement Agreement shall remain in full force and effect and shall be binding upon the Parties hereto to the fullest extent possible.

23.           Counterparts And Electronic Signatures.  This Settlement Agreement may be executed in counterparts, and signatures executed in counterparts shall be deemed to be the complete and original document, and shall have the full force and effect as an original.  For purposes of this Settlement Agreement, copies of signatures shall be treated the same as originals.  Additionally, this Settlement Agreement, to the extent signed and delivered by means of a facsimile machine or PDF, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.  No Party hereto shall raise the use of a facsimile machine or PDF to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of these means as a defense to the formation of a contract and each such Party forever waives any such defense.

24.           Headings.  The headings in this Settlement Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Settlement Agreement.

25.           Successors and Assigns.  The Parties’ obligations hereunder will be binding upon their successors and assigns.  The Parties’ rights and the rights of the other released parties will inure to the benefit of, and be enforceable by, any of the Parties’ and released parties’ respective successors and assigns.

26.           EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY LITIGATION, ACTION, PROCEEDING, CROSS-CLAIM, OR COUNTERCLAIM IN ANY COURT (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF, RELATING TO OR IN CONNECTION WITH (i) THIS SETTLEMENT AGREEMENT OR THE VALIDITY, PERFORMANCE, INTERPRETATION, COLLECTION OR ENFORCEMENT HEREOF OR (ii) THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION,

AUTHORIZATION, EXECUTION, DELIVERY, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

IN WITNESS WHEREOF, the Parties have executed this Settlement Agreement And Mutual Release effective as of the date of the last signature affixed below.

READ CAREFULLY BEFORE SIGNING

I have read this Settlement Agreement And Mutual Release and have had the opportunity to consult legal counsel prior to my signing of this Settlement Agreement.  I understand that by executing this Settlement Agreement I will relinquish any right or demand I may have against any party released in Section 2 above.

DATED: 23rd December 2013	By:	/s/ Jeffrey J. Flood
Jeffrey John Flood
Kings Fair Worldwide Limited

DATED: 23rd December 2013	By:	/s/ Jeffrey J. Flood
	Title:	Jeffrey John Flood – Director
Oak Ridge Energy Technologies, Inc.

DATED:	23rd December 2013	By:	/s/ Mark Meriwether
		Title:	Vice President & Director

Newmark Investment Limited

DATED:	23 December 2013	By:	/s/ S.J. Barber
		Title:	Authorized Signatory Under Power of Attorney Date 29 November 2013

DATED:	23.12.2013	By:	/s/ Jamie Hong
		Title:	Jamie Hong

DATED:	By:	/s/ Yuna Zhang
	Title:	Yuna Zhang

Expedia Limited

DATED:	23 December 2013	By:	/s/ S.J. Barber
		Title:	Authorized Signatory Under Power of Attorney Date 29 November 2013

Precept Fund Management SPC

DATED:	23 December 2013	By:	/s/ David M.L. Roberts
		Title:	David M.L. Roberts

EXHIBIT A

DATED THE           DAY OF  DECEMBER 2013

NEWMARK INVESTMENT LIMITED

AND

EXPEDIA HOLDINGS LIMITED

AND

KINGS FAIR WORLDWIDE LIMITED

TERMINATION DEED

THIS TERMINATION DEED is made on the 23rd day of December, 2013.

BETWEEN

(1)
Newmark Investment Limited, a company incorporated under the laws of Hong Kong whose registered office is situated at Unit 801, 8th Floor, Pacific House, 20 Queen’s Road Central, Hong Kong (“Newmark”);

(2)
Expedia Holdings Limited, a company incorporated under the laws of British Virgin Islands whose registered office is situated at OMC Chambers, Wickhams Cay 1 Road, Town, Tortola, British Virgin Islands (“Expedia”); and

(3)
Kings Fair Worldwide Limited, a company incorporated under the laws of British Virgin Islands whose registered office is situated at OMC Chambers, Wickhams Cay 1 Road, Town, Tortola, British Virgin Islands (“Kings Fair”).

(individually, the “Party” and collectively, the “Parties”)

RECITALS:-

(A)	The Parties entered into a shareholders’ agreement (the “Shareholders Agreement”) dated 19 September 2012 in respect of Newmark and its sale of shares in Carbon Strategic Pte Ltd.

(B)	Kings Fair is a company wholly owned by Jeffrey John Flood (“Flood”).

(C)	Expedia is a company wholly owned by or beneficial ownership held by or control is exercised by and through Jamie Hong and Yuna Hong (“Hong”).

(D)
By a settlement agreement made among Newmark, Flood, Kings Fair, Hong, Oak Ridge Energy Technologies Incorporated and Precept Fund Management SPC obo Prescient Fund Segregated Portfolio dated 23rd of December 2013, Flood has agreed, and shall procure Kings Fair, to relinquish all his or its rights whatsoever in Newmark and to transfer all the shares directly or indirectly held by him or it in Newmark to Expedia.

(E)
By entering into an instrument of transfer and bought and sold notes by Kings Fair of the date hereof in respect of the transfer of all its shares in Newmark to Expedia, the Parties wish to terminate and dissolve the Shareholders Agreement and release and discharge each other from performance of the Shareholders Agreement and all of their respective rights and obligations thereunder.

(F)	The Parties have agreed to enter into this termination deed (“this Deed”) on the terms and conditions hereinafter contained.

NOW THIS DEED WITNESSES as follows:-

1.	Each of the Parties hereby absolutely, irrevocably and unconditionally:

(a)
agrees that the Shareholders Agreement is terminated with effect from the date of this Deed (the “Termination Date”) and all matters contemplated thereunder have ceased to be effective and binding upon the Parties as from the Termination Date;

(b)
as from the Termination Date, releases and discharges each other Party from (i) all of its past, present and future obligations and liabilities and (ii) any claim which any Party may have against the other Party(ies) arising from or in connection with the Shareholders Agreement and/or pursuant to any laws applicable to the Shareholders Agreement; and

(c)
agrees that none of the Parties shall have any rights or remedies or claims against the other Party as from the Termination Date under the terms of or in connection with the Shareholders Agreement or pursuant to any laws applicable to the Shareholders Agreement.

2.
Each of the Parties shall hold the others harmless against all claims, liabilities or damages made against it in connection with the Shareholders Agreement for whatsoever reason up to the Termination Date.

3.	Each Party shall be responsible for its costs and expenses of and incidental to the preparation and signing of this Deed.

4.
The various provisions of this Deed are severable and if any provision is held to be invalid or unenforceable by any court of competent jurisdiction then such invalidity or unenforceability shall not affect the remaining provisions of this Deed.

5.	This Deed constitutes the entire agreement between the Parties with respect to the termination of the Shareholders Agreement.

6.
This Deed may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Each Party may enter into this Deed by executing any such counterpart.

7.	This Deed is governed by and shall be construed in accordance with the laws of the Hong Kong Special Administrative Region of the People’s Republic of China.

8.
Expedia irrevocably appoints Jamie Hong of Sydney, Australia, to receive, for it and appoint on its behalf an agent for service of process in the proceedings in Hong Kong.  Such service shall be deemed completed on delivery to the process agent (whether or not it is forwarded to and received by Expedia).  If for any reason the said process agent ceases to act as such or no longer has an address in Hong Kong, Expedia irrevocably agrees to appoint a substitute process agent within 30 days.

9.
Kings Fair irrevocably appoints Jeffrey Flood of Sunshine Coast, Australia, to receive, for it and appoint on its behalf and agent for service of process in the proceedings in Hong Kong.  Such service shall be deemed completed on delivery to the process agent (whether or not it is forwarded to and received by Kings Fair).  If for any reason the said process agent ceases to act as such or no longer has an address in Hong Kong, Kings Fair irrevocably agrees to appoint a substitute process agent within 30 days.

IN WITNESS WHEREOF this Deed has been duly executed by the Parties (or their duly authorised representatives) the date and year first above written.

SEALED with the Common Seal of	)	For and on behalf of
Newmark Investment Limited	)	Expedia Holdings Limited
and signed by its sole director,	)
Expedia Holdings Limited,	)
in the presence of :-)		Authorised Signature(s)
Represented by: Jamie Hong
Title: Director of Expedia Holdings Limited

[Common Seal of Newmark is affixed hereto]

Witness’ signature
Name: [*]

SEALED with the Common Seal of	)
Expedia Holdings Limited	)
and signed by [* ]	)	Name: Jamie Hong
in accordance with the articles of	)	Title: Director/ Company Secretary
association of Expedia Holdings Limited,	)
in the presence of :-)

Witness’ signature
Name: [*]

SEALED with the Common Seal of	)
Kings Fair Worldwide Limited	)
and signed by Jeffrey Flood (Director))		Name: Jeffrey Flood
in accordance with the articles of association	)	Title: Director
of Kings Fair Worldwide Limited,	)
in the presence of :-)

Name: Jeffrey Flood
Title: Director
)
Witness’ signature
Name: [*]

EXHIBIT B

INSTRUMENT OF TRANSFER

Newmark Investment Limited

We,	Kings Fair Worldwide Limited
of	OMC Chambers Wickhams Cay 1, Road Town, Tortola, British Virgin Islands
in consideration of the sum of	Legal releases
paid to us by (name)	Newmark Investment Limited and Expedia Holdings Limited
(occupation)	N/A
of (address)	OMC Chambers Wickhams Cay 1, Road Town, Tortola, British Virgin Islands
(hereinafter "the said Transferee")
do hereby transfer to the said Transferee the	375 ordinary	share(s)
numbered	[●] to [●]
standing in our name in the register of:-

Newmark Investment Limited

to hold unto the said Transferee its Executors, Administrators or Assigns, subject to the several conditions upon which we hold the same at the time of execution hereof.  And we, the said Transferee do hereby agree to take the said share(s) subject to the same conditions.

Witness our hands the                     day of

Witness to the signature(s) of the Transferor -	) ) )	For and on behalf of Kings Fair Worldwide Limited
Witness's name and address:	) ) ) ) ) )	Authorized Signatory Signed in: ______________________

Witness to the signature(s) of the Transferee -	) ) )	For and on behalf of Expedia Holdings Limited
Witness's name and address:	) ) ) ) ) )	Authorized Signatory Signed in: ______________________

EXHIBIT C

SOLD NOTE

Transferee	Expedia Holdings Limited
Address	OMC Chambers Wickhams Cay 1, Road Town, Tortola, British Virgin Islands
Occupation	N/A

Name of company in which the share(s) to be transferred –

Newmark Investment Limited

Number of share(s)	[375] ordinary shares	of $	HK$1.00	each
Consideration received	[HKD$●]

For and on behalf of
Kings Fair Worldwide Limited

(Transferor)
Authorized Signatory Signed in: _______________________ (place)

Dated

BOUGHT NOTE

Transferor	Kings Fair Worldwide Limited
Address	OMC Chambers Wickhams Cay 1, Road Town, Tortola, British Virgin Islands
Occupation	N/A

Name of company in which the share(s) to be transferred -

Newmark Investment Limited

Number of share(s)	[375] ordinary shares	of $	HK$1.00	each
Consideration paid	[HKD$●]

For and on behalf of
Expedia Holdings Limited

(Transferee)
Authorized Signatory Signed in: _______________________ (place)
Date

EXHIBIT D

STOCK REDEMPTION RIGHT AGREEMENT

THIS STOCK REDEMPTION RIGHT AGREEMENT (this “Agreement”) is dated as of December ___, 2013, between

1.	The Shareholders listed on the signature page hereto, (referred to individually as a “Shareholder” and collectively as the “Shareholders”), and

2.	Oak Ridge Energy Technologies, Inc. (the “Company”).

The parties agree as follows:

1.
Grant of Redemption Right.  Each Shareholder grants, for period of _______  from the date of this Agreement (the “Redemption Period”), to the Company, the right to redeem and purchase that number of shares of common stock of the Company set forth under such Shareholder’s name on the signature page to this Agreement (each such share referred to as a “Redemption Share” and collectively as the “Redemption Shares”) for the redemption price of $____ per Redemption Share. Redemption by the Company of any Redemption Shares is not mandatory and the Company, in its sole discretion, may exercise its redemption rights any time during the Redemption Period, and such redemption rights may be exercised by written notice to one or more of the Shareholders prior to the end of the Redemption Period.

2.
Closing of a Redemption Purchase.  The closing of any redemption purchase pursuant to the delivery of the written notice described in paragraph 1 shall occur no later than 10 days following the date of delivery of the notice. At the closing, (a) the Company shall deliver to the Shareholder the consideration described in paragraph 1 in immediately available funds, and (b) the Shareholder shall deliver to the Company stock certificates, if any exist, representing the Redemption Shares being redeemed, or any instrument of transfer (such as a customary stock power and transfer form) covering such Redemption Shares as is reasonably requested by the Company.

3.
Consideration; Part of Settlement Agreement. The parties to this Agreement acknowledge that this Agreement is an exhibit to that certain Settlement Agreement and Mutual Release of as of the same date herewith and is being executed in consideration of such Settlement Agreement, and the parties agree that each has received adequate and sufficient consideration for the redemption rights and other provisions of this Agreement documented herein.

4.
Shareholder Representations and Warranties.  Each Shareholder individually represents and warrants to the Company that he, she or it holds and owns the Redemption Shares free and clear of any and all security interests, liens, claims, or encumbrances of any nature, and that upon exercise by the Company of any of its redemption rights hereunder, such redeemed Redemption Shares will be assigned, sold and transferred to the Company free and clear of any and all security interests, liens, claims, or encumbrances of any nature.

5.
No Tax Advice.  The parties hereto explicitly acknowledge and understand that, with respect to any repurchase of the Redemption Shares, neither the Company nor any of its officers, directors, employees, agents or advisers or any other person having an interest in the Company is giving, or intends to give, any advice to the Shareholder concerning any tax consequences of the redemption of the Shareholder’s Redemption Shares.

6.
Notices.  All notices, consents, waivers and other communications required or permitted by this Agreement must be in writing and will be deemed given to a party when: (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); (b) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment; or (c) three (3) days following mailing by certified or registered mail, postage prepaid and return receipt requested, in each case to the following addresses, facsimile numbers or e-mail addresses and marked to the attention of the party (by name or title) designated below (or to such other address, facsimile number, e-mail address or person as a party may designate by notice to the other parties):

If to Oak Ridge:
Oak Ridge Energy Technologies
3046 East Brighton Place
Salt Lake City, Utah 84121

If to Shareholders:

[Need Shareholder Contact Information]

7.
Counterparts and Electronic Signatures.  This Agreement may be executed in counterparts, and signatures executed in counterparts shall be deemed to be the complete and original document, and shall have the full force and effect as an original.  For purposes of this Agreement, copies of signatures shall be treated the same as originals.  Additionally, this Agreement, to the extent signed and delivered by means of a facsimile machine or PDF, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.  No party to this Agreement shall raise the use of a facsimile machine or PDF to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of these means as a defense to the formation of a contract and each such party forever waives any such defense.

8.	Successors and Assigns. The parties’ obligations hereunder will be binding upon their successors and assigns.

9.	Governing Law. This Agreement shall be governed in all respects by, and construed in accordance with, the internal laws of the State of Colorado.

[Signature Page Follows]

Oak Ridge Energy Technologies, Inc.
By:
Name:
Title:

SHAREHOLDER #1
(Number of Company Shares subject to Redemption:	)

Signature:

SHAREHOLDER #2
(Number of Company Shares subject to Redemption:	)

Signature:

SHAREHOLDER #3
(Number of Company Shares subject to Redemption:	)

Signature: